Exhibit 99.1

Investor Relations Contact:
Ed McGregor
Sigma Designs, Inc.
Tel: 646/259-2999
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FISCAL THIRD QUARTER RESULTS

MILPITAS, Calif. — November 28, 2007 — Sigma Designs®, Inc. (NASDAQ: SIGM), a leading provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home, today reported financial results for its third fiscal quarter ended November 3, 2007.

Net revenues for the third quarter were $66.2 million, up 56% from $42.5 million for the previous quarter and up 164% from $25.1 million reported for the same period last year.  The increase in net revenues was primarily attributable to increased SoC sales to manufacturers of IPTV set-top boxes and Blu-ray players.  Net revenues for the first three quarters of fiscal year 2008 were $144.8 million, up 141% from $60.0 million for the same period in the prior fiscal year.

GAAP net income for the quarter was $21.0 million or $0.72 per diluted share.  This compares to GAAP net income of $8.6 million, or $0.32 per diluted share for the previous quarter and GAAP net income of $2.7 million or $0.11 per diluted share during the same period one year ago.  GAAP net income for the first three quarters of fiscal year 2008 was $34.9 million, or $1.27 per diluted share, compared to net income of $1.6 million, or $0.06 per diluted share, for the same period last year.

Non-GAAP net income for the quarter was $23.0 million or $0.79 per diluted share.  This compares to non-GAAP net income of $13.0 million, or $0.48 per diluted share for the previous quarter and a non-GAAP net income of $4.8 million or $0.19 per diluted share during the same period one year ago.  Non-GAAP adjustments for the third quarter of fiscal year 2008 consisted of the exclusion of $306,000 in amortization expense of acquired intangibles related to the Blue7 acquisition and $1.7 million in non-cash stock-option compensation expenses.  The reconciliation between GAAP and non-GAAP results for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Income tax expense for the quarter was $2.9 million which brings our year to date tax rate to approximately 10%, the rate expected for the balance of this fiscal year.

Management Comment

“We are extremely pleased to report another record setting quarter for the company in terms of revenue and profitability.  In our third quarter, we achieved a revenue increase of 56% to reach $66.2 million, our eighth consecutive quarter of double-digit sequential revenue growth.  Our outstanding revenue increase was a result of increased demand from the IPTV set-top box market and high definition DVD players.  We have established a leadership position in the IPTV market and are benefiting from the widespread ramp in demand from our worldwide base of set-top box and telco customers.  We have also established a leadership position in Blu-ray players and are enjoying an early ramp in demand from their increased popularity with consumers.  Finally, we are encouraged by increasing customer interest in our products for Ultra-wideband (UWB) connectivity solutions.  Looking forward, we maintain our expectation of further top-line growth and profitability for the fourth quarter,” stated Thinh Tran, chairman and chief executive officer, Sigma Designs.

Recent business developments include:

•
Announced that Samsung’s new third generation Blu-ray player incorporates Sigma’s industry leading media processors.  Using Sigma’s SMP8634, the BD-P1400 player from Samsung is designed to offer one of the best video and audio performances available, including a number of industry first features.

•
Announced that Microsoft and Sigma Designs are working together to offer Extender for Windows Media Center middleware ported to the Sigma Designs 8622 Secure Media Processor, enabling a new category of digital media extender products with high quality, low cost solutions to deliver digital content to every room in the home.

•
Announced that HP, D-Link and Linksys (Cisco), are each launching extenders for Windows Media Center products powered by Sigma media processors.  Sigma’s media processors are powering the latest media extender products, which include the recently launched HP MediaSmart LCD HDTV, which is the first high-definition TV to have media extenders built-in and available from the TV itself to offer consumers a high-quality, low-cost solution for delivering digital content to every room in a home.

 Outlook

The Company expects a continued increase in demand for its products with 10% to 15% growth in net revenues for the fourth quarter compared to the previous quarter.  While the Company’s gross margin has been stronger than expected in recent quarters, the target remains 50% within a range of 48% to 52%.

Investor Conference Call

The conference call relating to third quarter results will take place following this announcement at 5:00 PM ET today, November 28, 2007.  The dial-in number is 866-700-7173 (international callers dial 617-213-8838) and the passcode is 21735684.  Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com or over Thomson/CCBN’s Investor Distribution Network for both institutional and individual investors.  Individual investors can listen to the call through CCBN’s individual investor center at www.earnings.com.  Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com).  To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing into 1-888-286-8010 (international callers dial 617-801-6888) and use passcode 77048156.  The audio replay will be available for one week after the call.  For further information, please see the link on our website at www.sigmadesigns.com.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income, which excludes amortization of acquired intangibles, stock-based compensation calculated under APB No. 25 and SFAS No. 123(R) and, with respect to the second  fiscal quarter of 2008 non-GAAP results, nonrecurring expenses associated with a tender offer to employees to resolve potential personal income tax exposure and, with respect to the second fiscal quarter of 2007 through the second fiscal quarter of 2008 non-GAAP results, nonrecurring expenses associated with the Company’s review of its historical stock option granting practices and related financial restatements for prior periods.  Sigma believes that its non-GAAP net income provides useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations.  Sigma believes that this non-GAAP net income, in combination with the Company’s financial results calculated in accordance with GAAP, provides investors with additional perspective.  Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports.  As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis.  The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures.  For example, Sigma’s management has no control over certain variables that have a major influence in the determination of share-based compensation such as the volatility of its stock price and changing interest rates.  With respect to Sigma’s stock option review and related restatement costs and expenses associated with its tender offer, the unique nature of these costs may limit the comparability of its on-going operations with prior and future periods.  Sigma believes that all of these excluded expenses do not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Sigma’s activities.  Sigma’s non-GAAP net income is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies.  Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Sigma’s gross margin target and expectation of growth in net revenues for the fourth fiscal quarter.  Actual results may vary materially due to a number of factors including, but not limited to, the risk that the SEC disagrees with the manner in which Sigma has accounted for and reported, or not reported, the financial impact of past stock option grants, actions by other regulatory agencies as a result of Sigma’s past stock option practices, ongoing derivative litigation, a determination, upon completion of further quarterly closing and review procedures, that the financial results for the third quarter of fiscal year 2008 are different than the results set forth in this press release, general economic conditions, including continuance of the current economic conditions specific to the semiconductor industry, the rate of growth of the IPTV, high definition DVD and HDTV markets in general, the ramp in demand from our set-top box and telecommunication customers, our ability to deploy and achieve market acceptance for Sigma products in these markets, the ability of our SoCs to compete with other technologies or products in these emerging markets, the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, the risk that anticipated design wins will not materialize and that actual design wins will not translate into launched product offerings, and other risks including delays in the manufacturer’s deployment of set-top boxes or consumer products.  Other risk factors are detailed from time to time in our SEC reports, including our quarterly report on Form 10-Q as filed September 13, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs (NASDAQ: SIGM) is a leading fabless provider of highly integrated system-on-chip, or SoC, solutions that are used to deliver multimedia entertainment throughout the home.  Sigma’s SoC solutions combine its semiconductors and software and are a critical component of multiple high-growth, consumer applications that process digital video and audio content, including internet protocol TV, or IPTV, high definition DVD players, high definition TVs, or HDTVs, and portable media players.  Headquartered in Milpitas, Calif., the Company also has sales representatives in the United States, Belgium, China, Japan and Taiwan and sells its products through third-party distributors in Japan and Korea.  For more information, please visit the Company’s web site at www.sigmadesigns.com.  REALmagic and Sigma Designs are registered trademarks of Sigma Designs, Inc.  All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

###

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
GAAP
(In thousands)

	November 3,	February 3,
	2007	2007 (1)
Assets

Current assets:
Cash and cash equivalents	$164,899	$24,413
Short-term investments	85,847	8,791
Accounts receivable, net	30,405	11,231
Inventories	18,894	16,003
Prepaid expenses and other current assets	2,248	1,095
Total current assets	302,293	61,533

Long term marketable securities	12,335	-
Equipment and leasehold improvements, net	5,041	3,364
Long-term investments	263	263
Goodwill	5,020	5,020
Intangible assets, net	4,609	5,527
Other non-current assets	436	377

Total assets	$329,997	$76,084

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$15,475	$13,723
Accrual liabilities and other	11,557	8,800
Current portion of bank term loan	-	226
Total current liabilities	27,032	22,749

Long term portion of bank term loan	-	15
Other long-term liabilities	673	348
Total liabilities	27,705	23,112

Shareholders' equity:
Total shareholders' equity	302,292	52,972

Total liabilities and shareholders' equity	$329,997	$76,084

(1)	February 3, 2007 balances have been derived from the audited financial statements as of the same date.

SIGMA DESIGNS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(GAAP)
(In thousands, except per share data)

	Three months ended		Nine months ended
	Nov. 3, 2007	Oct. 28, 2006	Nov. 3, 2007	Oct. 28, 2006
Net revenues	$66,244	$25,055	$144,808	$59,990

Cost of revenues	31,017	13,017	69,463	31,560
Gross Profit	35,227	12,038	75,345	28,430
Gross Margin Percent	53.2%	48.0%	52.0%	47.4%

Operating expenses:
Research and development	7,488	5,581	21,941	15,847
Sales and marketing	2,785	1,921	7,709	5,406
General and administrative	2,541	1,839	9,246	5,942
Total operating expenses	12,814	9,341	38,896	27,195

Income (loss) from operations	22,413	2,697	36,449	1,235
Interest and other income, net	1,446	149	2,166	504

Income before income taxes	23,859	2,846	38,615	1,739
Provision for income taxes	2,909	104	3,708	137

Net income	$20,950	$2,742	$34,907	$1,602

Net income per share:
Basic	$0.80	$0.12	$1.43	$0.07
Diluted	$0.72	$0.11	$1.27	$0.06

Weighted average common shares:
Basic	26,234	22,794	24,360	22,642
Diluted	28,958	25,572	27,532	25,365

SIGMA DESIGNS, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	Nov. 3, 2007	Oct. 28, 2006	Nov. 3, 2007	Oct. 28, 2006
GAAP net income	$20,950	$2,742	$34,907	$1,602

Items reconciling GAAP net income
to non-GAAP net income:

Included in Cost of Revenues:
Amortization of acquired developed
technology	189	189	567	536
Share-based compensation	130	118	319	291
Tender offer exchange employee options	---	--	135	--
Total related to cost of revenues	319	307	1,021	827

Included in Operating expenses:
Research and development:
Amortization of acquired noncompete
agreement	117	117	351	331
Share-based compensation	762	604	2,315	1,795
Tender offer to exchange employee options	---	---	1,518	---

Sales and marketing:
Share-based compensation	338	207	826	599
Tender offer to exchange employee options	---	---	388	---

General and administrative:
Share-based compensation	468	341	1,277	944
Tender offer to exchange employee options	---	---	326	---
Professional service fees and expenses from
stock option review and related restatements	---	511	1,491	1,114
Total related to operating expenses	1,685	1,780	8,492	4,783

Net effects of proforma adjustments	2,004	2,087	9,513	5,610

Non-GAAP net income	$22,954	$4,829	$44,420	$7,212

Non-GAAP net income per diluted share	$0.79	$0.19	$1.61	$0.28